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                                                                     EXHIBIT 5.2

                        WILENTZ, GOLDMAN & SPITZER, P.A.
                           90 Woodbridge Center Drive
                                Suite 900 Box 10
                              Woodbridge, NJ 07095


                                        May 30, 2002


Resorts International Hotel and Casino, Inc.
Resorts International Hotel, Inc.
New Pier Operating Company, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401


Ladies and Gentlemen:

         We have acted as special New Jersey counsel to Resorts International Hotel and Casino, Inc., a Delaware corporation (the "Company"), Resorts International Hotel, Inc., a New Jersey corporation ("Resorts"), and New Pier Operating Company, Inc., a New Jersey corporation ("New Pier" and, together with Resorts, the "Guarantors"), and are providing this opinion letter to you at your request in connection with the preparation and filing by the Company and the Guarantors of a registration statement on Form S-4 (File No. 333-87206) (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the offer of $180,000,000 in aggregate principal amount of the Company's Series B 11 1/2% First Mortgage Notes due 2009 (the "New Notes") in exchange for $180,000,000 in aggregate principal amount of the Company's outstanding Series A 11 1/2% First Mortgage Notes due 2009 (the "Old Notes"). The New Notes and the terms and conditions of such offer (the "Exchange Offer") are more specifically described in the Registration Statement. The Old Notes were issued under, and the New Notes will be issued under, the Indenture, dated as of March 22, 2002 (the "Indenture"), by and between the Company and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as Trustee. The New Notes will be unconditionally and jointly and severally guaranteed (the "Guarantees") on a senior basis by each Guarantor. A copy of this opinion letter is also being provided to Willkie Farr & Gallagher, counsel assisting you in the preparation of the Registration Statement, with the understanding that Willkie Farr & Gallagher will rely upon this opinion letter in providing its opinion to be filed as an exhibit to the Registration Statement.

         In connection with this opinion, we have examined the Registration Statement, an executed copy of the Indenture, all corporate proceedings of the Guarantors relating to the New Notes, the Exchange Offer and the Guarantees, and such other corporate documents and records of the Guarantors and certificates or statements of public officials and corporate officers of the Guarantors as we have deemed necessary or appropriate for the purposes of this opinion. In our examination, we have assumed (i) the genuineness of all signatures of all parties to the Indenture other than the signatures of the Guarantors; (ii) the authenticity of all company and corporate records, agreements, documents, instruments and certificates submitted to us as originals, the conformity to original documents and agreements of all documents and agreements submitted to us as conformed, certified or photostatic copies thereof and the authenticity of the originals of such conformed, certified or photostatic copies; (iii) the due authorization, execution and delivery of the Indenture by all parties thereto other than the Guarantors; (iv) the legal right and power of all such parties other than the Guarantors under all applicable laws and regulations to enter into, execute and deliver the Indenture; and (v) that the Indenture is a legal, valid and binding obligation of all parties thereto other than the Guarantors and is enforceable against such other parties in accordance with its terms.

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                                    Resorts International Hotel and Casino, Inc.
                                               Resorts International Hotel, Inc.
                                                New Pier Operating Company, Inc.
                                                                    May 30, 2002
                                                                          Page 2


         We are authorized to practice law in the State of New Jersey and we do not purport to be experts on, or to express any opinion hereunder concerning, any law other than the laws of the State of New Jersey and the laws of the United States of America of the type typically applicable to the transactions contemplated by the Exchange Offer. Our opinions herein are based on laws existing as of the date hereof, which laws are subject to change.

         Based on the foregoing and subject to the assumptions, limitations, qualifications and exceptions set forth below, we are of the opinion that:

     1. Each of the Guarantors is a corporation duly incorporated and validly existing under the laws of the State of New Jersey.

     2. The execution and delivery of the Indenture has been duly authorized by each of the Guarantors, and the Indenture constitutes a legal, valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with the terms thereof.

     3. The Guarantees contained in the Indenture and to be endorsed on the New Notes have been duly authorized by each of the Guarantors and, when duly executed by the proper officers of the Guarantors, will constitute a legal, valid and binding obligation of each of the Guarantors, enforceable against each of the Guarantors in accordance with the terms of the Indenture.

         The opinions set forth in paragraphs 2 and 3 above are subject to (i) bankruptcy, insolvency, reorganization, receivership, moratorium, fraudulent transfer, fraudulent conveyance, and other similar laws (and court decisions with respect thereto) now or hereafter in effect and affecting the rights and remedies of creditors generally or providing for the relief of debtors; (ii) the refusal or discretion of a particular court or other adjudicative body to grant
(a) equitable remedies, including, without limitation, the remedy of specific performance or injunctive relief, or (b) a particular remedy sought by any party under the Indenture or the Guarantees as opposed to another remedy provided for therein or another remedy available at law or in equity; and (iii) general principles of equity (regardless of whether such remedies are sought in a proceeding in equity or at law).

         We hereby consent to being named in the Registration Statement and the prospectus included therein, as counsel who are passing upon certain legal matters with respect to the issuance of the New Notes and to the reference to our name under the caption "Legal Matters" in such prospectus. We also hereby consent to the filing of a copy of this opinion as an exhibit to the Registration Statement. In giving such consents, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                      Very truly yours,

                                      /s/ Wilentz, Goldman & Spitzer, P.A.

                                      WILENTZ, GOLDMAN & SPITZER, P.A.


cc:      Willkie Farr & Gallagher
         Attention:  Thomas M. Cerabino, Esq.